UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 11, 2012

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the closing of the Company’s public offering (as discussed below), N. Colin Lind resigned from the board of directors (the “Board”) of PRGX Global, Inc., (the “Company”), effective December 12, 2012. Mr. Lind had been serving as the representative of Blum Capital Partners, L.P. (“Blum”) on the Board pursuant to Blum’s Investor Rights Agreement with the Company. As a result of the sale of shares by certain of its affiliates in the Company’s public offering, Blum is no longer a shareholder of the Company.

Item 8.01. Other Events.

On December 11, 2012, the Company closed its previously announced underwritten public offering of 6,249,234 shares of its common stock, consisting of 2,500,000 shares sold by the Company and 3,749,234 shares sold by certain selling shareholders at a price to the public of $6.39 per share. The underwriters have a 30-day option to purchase up to an additional 937,385 shares at the public offering price, less the underwriting discount, to cover over-allotments, if any.

The net proceeds to the Company of the public offering, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $14.6 million. The Company intends to use the net proceeds from the public offering for working capital and general corporate purposes, including potential acquisitions. The Company did not receive any proceeds from the sale of shares by the selling shareholders.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: December 12, 2012